                                                                    EXHIBIT 6.15

      INSURED - REBECCA E. BOENIGK

POLICY NUMBER - 63-514-564

               NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

(A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages which follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. THIS PROVISION DOES NOT APPLY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased. If this option is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's cash value as of the date the policy is returned or the premiums paid, less loans and withdrawals. THIS PROVISION DOES NOT APPLY.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFIT SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the policy anniversary on which the Insured is age 95, and while the Insured is living. They can be paid at any interval or by any method we make available, subject to the Premiums section. The amount and interval of scheduled premiums, as stated in the application for this policy, are shown on the Policy Data page.

ANNUAL REPORT TO OWNER. An annual report in connection with this policy will be provided to you without charge. This report will tell you how much cash value and cash surrender value there is as of the most recent policy anniversary, together with the amount of any unpaid loan. The report will also give you any other facts required by state law or regulation.



                                        /s/ SY STARBIN

                                        President



                                        /s/ GEORGE J. TRAPP

                                        Secretary



VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

Variable Life Insurance Benefit - Flexible Premium Payments
Proceeds Payable at Insured's Death.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE
PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE
OF SEPARATE ACCOUNT.
No Premiums Payable on or After Age 95.

Policy is Non-Participating.

INSURED - REBECCA E. BOENIGK            INSURED'S AGE AND SEX
                                        AT ISSUE - 32 FEMALE

POLICY NUMBER - 63 514 564              INSURED'S CLASS
                                        OF RISK - NON-SMOKER

POLICY/ISSUE DATE - JUNE 28, 1995       LIFE INSURANCE BENEFIT OPTION - 1



INITIAL FACE AMOUNT - $1,600,000

BENEFICIARY/OWNER AS DESIGNATED IN THE APPLICATION UNLESS CHANGED AS PROVIDED IN THE POLICY.

SCHEDULED PREMIUM PAYABLE* AT MONTHLY INTERVALS: $1,000.00
GUIDELINE ANNUAL PREMIUM:  $15,955.60


ADDITIONAL
BENEFITS                        AMOUNT          MONTHLY RIDER COSTS
----------                      ------          -------------------
  N/A



 * PREMIUMS CANNOT BE PAID ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 95, WHICH IS JUNE 28, 2058. COVERAGE WILL EXPIRE WHEN THE CASH VALUE, LESS SURRENDER CHARGES, AND ANY UNPAID LOANS AND ACCRUED INTEREST IS INSUFFICIENT TO COVER THE MONTHLY DEDUCTION. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF PREMIUMS IN ANY FREQUENCY OR AMOUNT WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE TO THE DATE SHOWN.

MONTHLY DEDUCTION DAY IS THE TWENTY EIGHTH DAY OF EACH CALENDAR MONTH.






      9390TX-2 PAGE 2   NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

 NYLIFE Distributors Inc., Distributor, 51 Madison Avenue, New York, NY 10010

           POLICY NUMBER - 63 514 564 INSURED - REBECCA E. BOENIGK

                           TABLE OF EXPENSE CHARGES



MONTHLY DEDUCTION CHARGE CONSISTS OF:

- AN ANNUAL CONTRACT CHARGE NOT TO EXCEED $324.00 IN THE FIRST POLICY YEAR AND $96.00 IN EACH POLICY YEAR THEREAFTER. THESE CHARGES ARE DEDUCTED ON A MONTHLY BASIS. THE EXCESS OF THE CONTRACT CHARGE FOR THE FIRST POLICY YEAR OVER THE AMOUNT OF THE CONTRACT CHARGE APPLICABLE IN A RENEWAL YEAR IS DEFERRED TO THE EARLIER OF THE FIRST POLICY ANNIVERSARY OR THE SURRENDER OF THE POLICY. HOWEVER, IF THE POLICY IS SURRENDERED IN THE FIRST POLICY YEAR, THE FULL FIRST YEAR CONTRACT CHARGE IS DEDUCTED.

- MONTHLY COST OF INSURANCE FOR BASIC POLICY.

- MONTHLY COST OF ANY RIDERS.

OTHER CHARGES AGAINST THE POLICY:

- PERCENT OF SALES EXPENSE CHARGE NOT TO EXCEED 5% OF ANY PREMIUM PAID.

- PREMIUM TAX CHARGE OF 2% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.

- FEDERAL TAX CHARGE OF 1.25% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.



    9390TX-2.1  PAGE 2.1  NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

 NYLIFE Distributors Inc., Distributor, 51 Madison Avenue, New York, NY 10010

           POLICY NUMBER - 63 514 564 INSURED - REBECCA E. BOENIGK

                      TABLE OF MAXIMUM SURRENDER CHARGES


                       Policy               Surrender
                        Year                 Charge
                       ------               ---------

                          1                 $6,540.36
                          2                 $6,540.36
                          3                 $6,540.36
                          4                 $6,540.36
                          5                 $6,540.36
                          6                 $6,540.36
                          7                 $5,886.32
                          8                 $5,232.29
                          9                 $4,578.25
                         10                 $3,924.22
                         11                 $3,270.18
                         12                 $2,616.14
                         13                 $1,962.11
                         14                 $1,308.07
                         15                 $  654.04







THIS TABLE APPLIES TO THE INITIAL FACE AMOUNT FOR THE NUMBER OF YEARS SHOWN ABOVE. THE ACTUAL SURRENDER CHARGE, WHICH APPLIES IN ANY YEAR, IS DESCRIBED IN THE MOST CURRENT PROSPECTUS WHICH IS ON FILE WITH THE SEC.

PARTIAL WITHDRAWALS ARE SUBJECT TO A PROCESSING CHARGE OF THE LESSER OF $25 OR 2% OF THE AMOUNT WHICH IS BEING WITHDRAWN. THE MINIMUM AMOUNT THAT MAY BE WITHDRAWN IS $500.



     9390-2.2  PAGE 2.2  NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

 NYLIFE Distributors Inc., Distributor, 51 Madison Avenue, New York, NY 10010

          TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                  (PER $1,000)
                                   GUARANTEED
                                     FEMALE


ATTAINED                                     ATTAINED
  AGE                                          AGE
   0            .24                             48                .36
   1            .07                             49                .39
   2            .07                             50                .41
   3            .07                             51                .44
   4            .06                             52                .48
   5            .06                             53                .51
   6            .06                             54                .55
   7            .06                             55                .59
   8            .06                             56                .63
   9            .06                             57                .67
  10            .06                             58                .71
  11            .06                             59                .75
  12            .06                             60                .79
  13            .06                             61                .84
  14            .07                             62                .91
  15            .07                             63               1.00
  16            .08                             64               1.11
  17            .08                             65               1.22
  18            .08                             66               1.34
  19            .09                             67               1.45
  20            .09                             68               1.57
  21            .09                             69               1.70
  22            .09                             70               1.85
  23            .09                             71               2.02
  24            .10                             72               2.24
  25            .10                             73               2.52
  26            .10                             74               2.84
  27            .10                             75               3.20
  28            .11                             76               3.59
  29            .11                             77               4.20
  30            .11                             78               4.47
  31            .12                             79               4.97
  32            .12                             80               5.53
  33            .13                             81               6.17
  34            .13                             82               6.91
  35            .14                             83               7.77
  36            .15                             84               8.73
  37            .16                             85               9.77
  38            .17                             86              10.89
  39            .19                             87              12.09
  40            .20                             88              13.36
  41            .22                             89              14.71
  42            .24                             90              16.15
  43            .26                             91              17.71
  44            .28                             92              19.44
  45            .30                             93              21.41
  46            .32                             94              23.83
  47            .34

         WE & YOU
In this policy, the words "we",         When you write to us, please
"our" or "us" refer to New York         include the policy number,
Life Insurance and Annuity              the Insured's full name,
Corporation, and the words              and your current address.
"you" or "your" refer
to the owner of this policy.

                                   CONTENTS
-------------------------------------------------------------------------------

SECTION         PROVISIONS                              PAGE
-------         ----------                              ----
                POLICY DATA PAGES                       2

ONE             LIFE INSURANCE BENEFITS                 4

TWO             OWNER AND BENEFICIARY                   5

THREE           POLICY CHANGES                          5-6

FOUR            PREMIUMS                                6-7

FIVE            SEPARATE ACCOUNT                        8-10
                (Separate Account Charges)

SIX             FIXED ACCOUNT                           10

SEVEN           CASH VALUE AND LOANS                    10-13
                (Policy Charges)

EIGHT           PAYMENT OF POLICY PROCEEDS              13-14

NINE            GENERAL PROVISIONS                      15-16

                APPLICATION-Attached to the Policy

                RIDERS OR ENDORSEMENTS
                (IF ANY)-Attached to the Policy


NOTE: This policy is a legal contract between the policyowner and the Corporation.

             PLEASE READ THIS POLICY CAREFULLY FOR FULL DETAILS.

                     SECTION ONE - LIFE INSURANCE BENEFITS

1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the life insurance proceeds to the beneficiary promptly, when we have proof that the Insured died while the life insurance under this policy was in effect.

1.2 WHAT IS THE AMOUNT OF LIFE INSURANCE PROCEEDS WHICH ARE PAYABLE UNDER THIS POLICY? The proceeds payable under this policy will be based on the Life Insurance Benefit Option in effect on the date of death, and any increases or decreases that are made in the initial face amount shown on the Policy Data page. We will deduct any unpaid loan and accrued interest. The Policy Changes section of this policy contains information about how to change this policy. It also provides details about the effect of any change on the Life Insurance Benefit.

1.3 WHAT ARE THE LIFE INSURANCE BENEFIT OPTIONS WHICH ARE AVAILABLE UNDER THIS POLICY? The amount of life insurance benefit payable under this policy will be determined in accordance with one of the following options:

        OPTION 1 - This option provides a life insurance benefit option equal to the greater of the face amount of the policy or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code. (See the following table for these percentages.)

        OPTION 2 - This option provides a life insurance benefit option equal to or greater to the face amount of the policy plus the cash value or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code (See the following table for these percentages.)

===============================================================================


Insured's Age               Insured's Age
 on Policy      % of Cash     on Policy       % of Cash
Anniversary      Value       Anniversary        Value
-----------   ------------   ------------   -------------
   0-40           250            68             117
    41            243            69             116
    42            236            70             115
    43            229            71             113
    44            222            72             111
    45            215            73             109
    46            209            74             107
    47            203            75             105
    48            197            76             105
    49            191            77             105
    50            185            78             105
    51            178            79             105
    52            171            80             105
    53            164            81             105
    54            157            82             105
    55            150            83             105
    56            146            84             105
    57            142            85             105
    58            138            86             105
    59            134            87             105
    60            130            88             105
    61            128            89             105
    62            126            90             105
    63            124            91             104
    64            122            92             103
    65            120            93             102
    66            119            94             101
    67            118          95&Over          100

1.4 WHAT HAPPENS WHEN THE INSURED REACHES AGE 95? Beginning on the anniversary on which the Insured is age 95, the face amount of this policy shown on the Policy Data page will no longer apply. Instead, the Life Insurance Benefit of this policy will equal the cash value, as defined in Section 7.1. No further monthly deductions will be made for cost of insurance. You can surrender the policy for the cash value proceeds in your signed written request which gives us the facts that we need. We will deduct any unpaid loan and accrued interest. If this policy is still in force upon the death of the Insured, these proceeds will be paid to the beneficiary.

        Any insurance on an Other Covered Insured, provided by a rider attached to the policy, which is still in effect will end on the policy anniversary when the Insured under this policy is age 95. However, if an Other Covered Insured is younger than age 70 when the rider ends, that insured can convert the term insurance at that time as provided in the rider.

                      SECTION TWO - OWNER AND BENEFICIARY


2.1 WHO IS THE OWNER OF THIS POLICY? The owner of this policy is stated on the Policy Data page. In this policy, the words "you" and "your" refer to the policyholder.

2.2 CAN A SUCCESSOR TO THE OWNER BE NAMED? A successor owner can be named in the application, or in a notice you sign which gives us the facts that we need. If you die before the successor owner, the successor owner will become the new owner. If no successor survives you and you die before the Insured, your estate becomes the new owner.

2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? You may change the owner of this policy, from yourself to a new owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording this change When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner cancels any prior choice of owner, but does not change the beneficiary.

2.4 MAY MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? One or more beneficiaries for any life insurance proceeds may be named in the application. If more than one beneficiary is named, they can be classed as first, second and so on. If 2 or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. The stated shares of the proceeds will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiaries surviving in the second class, and so on.

2.5 MAY YOU CHANGE A BENEFICIARY? While the Insured is living, you can change a beneficiary in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.6 WHAT HAPPENS IF NO BENEFICIARIES ARE LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no beneficiary for the life insurance proceeds, or for a stated share, survives the Insured, the right to these proceeds, or this share, will pass to you. If you are the Insured, this right will pass to your estate.

2.7 WHAT IF THE BENEFICIARY AND THE INSURED DIE AT THE SAME TIME? Unless stated otherwise in the policy or in your signed notice which is in effect at the Insured's death, if any beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured's death, we will pay the proceeds as though that beneficiary died first.

                         SECTION THREE - POLICY CHANGES

3.1 WHAT CHANGES MAY YOU MAKE TO THIS POLICY? You can apply in writing to have the face amount increased or decreased (without changing the Life Insurance Benefit Option), or have the Life Insurance Benefit Option changed. As described in this section, we reserve the right to limit increases in the face amount, and to limit decreases in the face amount and Life Insurance Benefit Option changes in the first policy year on a uniform basis by class. Changes may only be made while the Insured is living, and only if this policy would continue to qualify as Life Insurance, as defined under Section 7702 of the Internal Revenue Code. See Section 7.4 for further information regarding decreases in face amount and changes in the Life Insurance Benefit Option.

3.2 WHAT HAPPENS WHEN YOU APPLY TO INCREASE THE POLICY FACE AMOUNT? You can have the face amount of this policy increased, only once a year, unless we agree otherwise, subject to our minimum amount requirements and our Corporation's maximum retention limits. To increase the face amount, we must have your written application, also signed by the Insured, together with any proof of insurability that we require. Any increase will take effect on the Monthly Deduction Day on or after the day we approve the application for the increase. The cost of insurance for each increase will be based on the Insured's age, sex and class of risk at the time the increase takes effect, as well as the duration since the increase.
        A new set of surrender charges will apply to the increased face amount. We will tell you the amount of these charges when you apply for the increase. They will also be shown on a new Policy Data page when the increase takes effect. For the amount of the increase, new Incontestability and Suicide Exclusion periods will apply, beginning on the effective date of such increase.

3.3 WHAT HAPPENS WHEN YOU DECREASE THE FACE AMOUNT? You can decrease the new face amount only once a year, unless we agree otherwise, provided the new face amount is at least $50,000. Any decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Home Office.

        The decrease will first be applied to reduce the most recent increase in the face amount. It will then be applied to reduce other increases in the face amount in the reverse order in which they took place, and then to the initial face amount.

        When the face amount is decreased, we will deduct from the cash value a surrender charge equal to the difference between the surrender charge immediately before the decrease and the surrender charge immediately after the decrease. In assessing this surrender charge, we first take into the account the surrender charge associated with any increases in face amount in the reverse order made, and then initial face amount.

3.4     WHAT HAPPENS WHEN YOU CHANGE THE LIFE INSURANCE BENEFIT OPTION?
        You can change the Life Insurance of this policy only once a year unless we agree otherwise. Any change of Option will take effect on the Monthly Deduction Day on or after the date we receive your signed request at our Home Office. If you change from Option 1 to Option 2, the face amount of the policy will be decreased by the cash value. If you change from Option 2 to Option 1, the face amount of the policy will be increased by the cash value.

                            SECTION FOUR - PREMIUMS


4.1 HOW DO YOU PAY PREMIUMS? At any time before the policy anniversary on which the Insured is age 95 and while the Insured is living, premiums can be paid at any interval or by any method we make available. Premiums are payable at our Home Office, at any other location that we indicate to you in writing, or to any one of our authorized agents in exchange for a receipt signed by the President or Secretary of the Corporation and duly countersigned. The cash value and amount of insurance under this policy are based on the amount and interval of the premiums that have been paid. You may pay scheduled premiums and/or unscheduled premiums.

4.2 WHAT ARE SCHEDULED PREMIUMS? The amount and interval of any scheduled premiums, as stated in the application, are shown on the Policy Data page. The first premium is payable as of the policy's date of issue. A scheduled premium does not have to be paid to keep this policy in force, if the cash surrender value is enough to cover charges made on the Monthly Deduction Day. The amount of any scheduled premium may be increased on decreased subject to the limits we set. The frequency of premium payments may also be changed subject to our minimum premium rules. Scheduled premiums end on the policy anniversary on which the Insured is age 95.

4.3 WHAT ARE UNSCHEDULED PREMIUMS? Once a year you may elect to make an unscheduled premium payment which is in addition to scheduled premiums, unless we agree otherwise. The Insured must be living, payment must be made prior to the policy anniversary on which the Insured is age 95 and the policy must continue to qualify as Life Insurance, as defined under
        Section 7702 of the Internal Revenue Code. If an unscheduled premium payment would result in an increase in the life insurance benefit greater than the increase in the cash value, we reserve the right to require proof of insurability before affecting that payment and applying it to the policy.

4.4 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED TO THE INVESTMENT DIVISIONS? When we receive a premium payment, we will deduct a Sales Expense Charge not to exceed the amount shown on the Policy Data page. We will also deduct an amount equal to the Premium Tax Charge and the Federal Tax Charge in effect at the time. The balance of the premium (the net premium) will be applied to the Separate Account and Fixed Account in accordance with your allocation election in effect at that time, and before any other deductions which may be due are made.

4.5 CAN YOUR ALLOCATION ELECTION BE CHANGED? You can change your allocation election stated in the application by a written request. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number which is at least 1%.

4.6 WHAT HAPPENS IF YOU STOP MAKING PREMIUM PAYMENTS? When premium payments are not made as scheduled, this policy will continue in effect as long as the cash value less any surrender charge, policy loan and accrued interest, is sufficient to pay Monthly Deduction Charges.

4.7     WHAT IS THE LATE PERIOD? If, on a Monthly Deduction Day, the cash value less any surrender charge, policy loan and accrued interest is less than the Monthly Deduction Charge for the next policy month, the policy will continue for a later period of 62 days after that Monthly Deduction Day. If we do not receive payment before the end of the late period, the policy will end and there will be no more benefits under the policy. To inform you of this event, we will mail a notice to your last known address at least 31 days before the end of the late period. We will also mail a copy of the notice to the last known address of any assignee on our records.

4.8 WHAT IF THE INSURED DIES DURING THE LATE PERIOD? If the Insured dies during the late period, we will pay the policy proceeds. However, these proceeds will be reduced by the amount of any unpaid loan and accrued interest and Monthly Deduction Charges for the full policy month or months that run from the beginning of the late period through the policy month in which the Insured died.

4.9 CAN YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after this policy has ended, you may apply to reinstate the policy if you did not surrender it. When you apply for reinstatement, you must provide proof of insurability that is acceptable to us. However, if the required payment is made within 31 days after the end of the late period, no proof if insurability is required.

4.10 WHAT PAYMENT IS REQUIRED TO REINSTATE THE POLICY? In order to reinstate this policy, a payment must be made in an amount which is sufficient to keep this policy in force for at least 3 months. This payment will be in lieu of the payment of all premiums in arrears. It may happen that the policy lapses before, and is reinstated after, the first policy anniversary. In this case, we will also require payment of 150% of the deferred contract charge to reinstate this policy. Any unpaid loan must also be repaid, together with loan interest at 6% compounded once each year from the end of the late period to the date of reinstatement. If a policy loan interest rate of less than 6% is in effect when the policy is reinstated, the interest rate for the any unpaid loan at the time of reinstatement will be the same as the policy loan interest rate. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve the request for reinstatement.

                        SECTION FIVE - SEPARATE ACCOUNT

5.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

5.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

5.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading except for the Friday after Thanksgiving and the day before Christmas. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation which we established in good faith.

5.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

5.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law to:
        (a) de-register the Separate Account under the Investment Company Act of 1940;
        (b) manage the Separate Account under the direction of a committee or discharge such committee at any time:
        (c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account; and
        (d) combine the Separate Account with one or more other separate accounts.

5.7 CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account may be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR FUNDS PURCHASE? The interest of this policy in the Separate Account prior to the date on which the life insurance benefit becomes payable is represented by accumulation units. The number of accumulation units purchased in an Investment Division will be determined by dividing the part of any payment or the part of any transfer applied to that Investment Division, by the value of an accumulation unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide accumulation units in those Investment Divisions. Accumulation units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

5.9 WHAT ARE ACCUMULATION UNITS? Accumulation units are the accounting units used to calculate the values under this policy.

5.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an accumulation unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an accumulation unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

        (a) is the sum of:

            (1) the net asset value of a fund share held in the Separate
                Account for that Investment Division determined at the end of the current valuation period, plus

            (2) the per share amount of any dividends or capital gain
                distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

        (b) is the net asset value of a fund share held in the Separate
            Account for that Investment Division determined as of the end of the immediately preceding valuation period.

        (c) is a factor representing the mortality and expense risk charge and administrative charges. This factor represents a charge which accrues daily, and will never exceed, on an annual basis, 1% of the daily net asset value of a fund share in the Separate Account for that Investment Division.

        The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

 5.11   CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS AND TO THE
        FIXED ACCOUNT? Transfers may be made between Investment Divisions of the Separate Account and to the Fixed Account. We reserve the right to limit the number of transfers to the Fixed Account after the first two policy years.

5.12 HOW DO YOU MAKE A TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT? If you want to make a transfer, you must tell us in a notice you sign which gives us the facts that we need. We reserve the right to limit the amount of transfers to the Fixed Account after the first two policy years.

 5.13 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers will take effect as of the day after we receive your signed written consent.

5.14 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER? The minimum amount that can be transferred is the lesser of $500 or the value of all remaining accumulation units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining accumulation units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer. There is no limit to the number of transfers that can be made. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first twelve in a given policy year. This charge is applied to the appropriate Investment Divisions on the basis of the amount of the total transfer which is allocated from each Investment Division.

          Amounts which may be transferred from the Fixed Account to the Investment Divisions are limited as provided in the Fixed Account Section of this policy.

                         SECTION SIX - FIXED ACCOUNT

6.1 WHAT IS THE FIXED ACCOUNT? The Fixed Account is supported by assets of the Corporation that are not segregated in any of the separate accounts of New York Life Insurance and Annuity Corporation. Payments applied to and any amounts transferred to the Fixed Account are credited with interest using a fixed interest rate which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than 4% per year. All payments applied to, or amounts transferred to, the Fixed Account thereafter receive the rate in effect at that time. The interest we credit may be different for loaned and unloaned amounts.

6.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT? Each policy year you may make transfers from the Fixed Account to the Separate Account Investment Divisions. The minimum amount which may be transferred is the lesser of : (a) $500, or (b) the accumulation value in the Fixed Account, unless we agree otherwise. However, if the values remaining in the Fixed Account would be less than $500, we have the right to include that amount as part of the transfer.
          The sum of all such transfers in a policy year may not be greater that 20% of the accumulation value in the Fixed Account at the beginning of that policy year.


                      SECTION SEVEN - CASH VALUE AND LOANS

7.1 WHAT IS THE CASH VALUE OF THIS POLICY? The cash value of this policy at any time is equal to the total accumulation value of the portion of the cash value of this policy allocated to the Separate Account plus the portion of the cash value of this policy allocated to the Fixed Account.

7.2 CAN YOU SURRENDER THIS POLICY OR MAKE A PARTIAL WITHDRAWAL? At any time after this policy has cash value, and while the Insured is living, you may surrender it for that value. The cash surrender value is equal to the cash value less any surrender charges which may apply, including any deferred contract charge less any unpaid loan and accrued interest. You can also elect to make a partial withdrawal for a selected amount or a percentage of the cash surrender value.

7.3 HOW CAN FUNDS BE WITHDRAWN FROM THIS POLICY? You may request a partial withdrawal by sending us your signed written request which must be received while the Insured is living. The minimum amount which may be withdrawn is $500, unless we agree otherwise. The withdrawal will be made on a pro-rata basis from the Fixed Account and/or Investment Divisions, unless you indicate otherwise. If the portion of your request for a partial withdrawal from the Fixed Account of Investment Division is greater than the amount in the Fixed Account and/or Investment Division, we will pay you the entire value of that Fixed Account and/or Investment Division, less any surrender charge which may apply. (See Section 7.4 for additional information.)

We may charge a fee, not to exceed the lesser of $25, or 2% of the amount withdrawn, for processing a partial withdrawal. This fee is deducted from the Fixed Account and/or Investment Divisions based on the withdrawal allocation or, if none, on a pro-rata basis. When you make a partial withdrawal, the life insurance benefit, the cash value, and the cash surrender value will be reduced by the amount of the withdrawal proceeds and any applicable surrender charge, you receive as of the date we make the payment.

You may elect to make only one partial withdrawal in the first policy year, if Life Insurance Benefit Option 1 is in effect.

7.4 HOW IS THE SURRENDER CHARGE DETERMINED? For the number of years shown on the Surrender Charge page a surrender charge will be assessed any time the face amount is decreased, whether due to a partial withdrawal, full surrender, a change in the Life Insurance Benefit Option or requested decreases in the face amount. A table of maximum surrender charges is shown on the Surrender Charge page. A surrender charge will be assessed when the face amount is decreased but the policy is not fully surrendered. This charge is equal to the difference between the surrender charge which would have been payable on a complete surrender prior to the decrease and the surrender charge which would be payable on a complete surrender after the decrease. A separate surrender charge is calculated separately for the initial face amount and for each increase in the face amount. (See
    Section 3.2 for additional information.)

    The surrender charge in the first policy year is equal to 25% of premiums paid to date up to the guideline annual premium for the first year, plus 5% of premiums paid in that year which are in excess of the guideline annual premium for the first year but not in excess of the sum of the guideline annual premiums through the sixth policy year. The guideline annual premium is shown on the Policy Data page. The surrender charge in the second policy year and thereafter is equal to the applicable percentage shown in the table below multiplied by the base surrender charge. The base surrender charge is equal to 25% of the lesser of the premiums paid to date or the guideline annual premium for the first policy year, plus 5% of the lesser of: (i) premiums paid in excess of the guideline annual premium for the first policy year, or (ii) the sum of the guideline annual premiums for the first six policy years minus the guideline annual premium for the first policy year.


    Year                                      Year
    --------------------------------------------------------------------------
    2-6             100%                       11                        50%
      7              90%                       12                        40%
      8              80%                       13                        30%
      9              70%                       14                        20%
     10              60%                       15                        10%
                                               16+                        0%


    The following is an example of how the surrender charges are calculated for a policy with a guideline annual premium of $1,500, and annual premiums of $1,000.

    YEAR ONE
    Total premiums paid = $1,000

    Since the total premiums paid are less than one guideline premium, the surrender charge is: 25% x $1,000 = $250.

    YEAR FIVE

    Total premiums paid = 5 x $1,000 = $5,000

    The surrender charge in the fifth year is 100% of the base surrender charge. The base surrender charge is 25% of premiums up to the guideline premium ($1,500), plus 5% of the lesser of premiums paid in excess of the guideline annual premium ($5,000 - $1,500 = $3,500) or the sum of five guideline annual premiums (5 x $1,500 = $7,500).

    Therefore, the total charge is:
    100% x {(25% x $1,500) + (5% x $3,500)} = $550.

    YEAR TEN

    Total premiums paid = 10 x $1,000 = $10,000

    The surrender charge in the tenth year is 60% of the base surrender charge. The base surrender charge is 25% of premiums up to the guideline premium ($1,500), plus 5% of the lesser of premiums paid in excess of the guideline annual premium ($10,000 - $1,500 = $8,500) or the sum of five guideline annual premiums (5 x $1,500 = $7,500).

    Therefore, the total charge is:
    60% x {(25% x $1,500) + (5% x $7,500)} = $450.

7.5 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? On each Monthly Deduction Day, the following deductions are made from the policy's cash value:

     (a) A monthly contract charge not to exceed the amount shown on the Policy Data page;

     (b) The monthly cost of insurance for the amount of the life insurance benefit in effect at that time;

     (c) The monthly cost for any riders attached to this policy.

     A deduction may also be made for any temporary flat extras which may apply. The amount and duration of these flat extras, if any, are shown in a footnote on the Policy Data page. In addition, a deferred contract charge will be deducted at the first anniversary, as described in the Policy Data page.

     The Monthly Deduction Day for this policy is shown on the Policy Data page. The first Monthly Deduction Day is the date of issue of the policy. All monthly deductions are made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.

7.6 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The cost of insurance is calculated on each Monthly Deduction Day. The monthly cost of insurance for the initial face amount, and for each subsequent increase in the face amount, is calculated separately. For this calculation, the cash value will be used to reduce the cost of insurance first with regard to any increases in face amount, in the reverse order made, and then to the initial face amount. The monthly cost of insurance is equal to
     (1) multiplied by the result of (2) minus (3) where:

     (1)  is the monthly cost of insurance rate per $1,000 of insurance;

     (2) is the number of thousands of life insurance benefit as of the Monthly Deduction Day divided by 1.00327; and

     (3) is the cash value as of the Monthly Deduction Day (before this cost of insurance, any applicable contract charge, and the monthly cost of any riders are deducted).

7.7 WHAT IS THE COST OF INSURANCE RATE? The rates used to obtain the cost of insurance for the initial face amount and for each increase in the face amount are based on the Insured's issue age, sex, and class of risk at the time the initial face amount or increase took effect, as well as the duration since issue of such insurance. For the initial face amount, the monthly cost of insurance rates will never exceed the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. For each increase in the face amount which is based on the same class of risk as the initial face amount, the monthly rates that apply to the cost of insurance for this increase will also not be greater than the table of maximum rates attached to this policy. However, if the class of risk for an increase in the face amount is different than the class of risk for the initial face amount, we will furnish the Insured with the applicable table of maximum rates for that increase, if that table is different from the table of maximum rates attached to this policy. The actual rate will be set by us, in advance, at least once a year. Any change in cost of insurance rates will be made on a uniform basis for Insureds in the same class, based on issue age, as well as the duration since issue of such insurance, sex and risk classification.

7.8 WHAT IS THE MONTHLY COST OF RIDERS? The monthly cost of any riders attached to this policy is described on the Policy Data pages.

7.9 WHAT IS THE LOAN VALUE OF THIS POLICY? Using this policy as sole security, you can borrow any amount up to the loan value of this policy. The loan value on any given date is equal to: (1) 90% of the cash value less surrender charges and less any deferred contract charge, less (2) any unpaid loan and accrued interest, on that date.

7.10 WHAT HAPPENS WHEN YOU REQUEST A LOAN? When a loan is requested, an amount is transferred from the Separate Account to the Fixed Account equal to the excess of: (a) 108% of the requested loan amount over (b) the cash value in the Fixed Account, less any outstanding policy loan. This transfer will be made on a pro-rata basis from the various Investment Divisions. While a policy loan is outstanding, no partial withdrawals or transfers which would reduce the cash value of the Fixed Account below 108% of the outstanding loan are permitted.

     The amount in the Fixed Account which equals the amount of an unpaid loan will be credited with interest at a rate which will never be less than 2% less than the effective annual loan interest rate.

7.11 WHAT IS THE LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate for any period, the effective annual loan interest rate is 8%, which is payable in arrears. Loan interest for the policy year in which a loan is taken will be due on the next policy anniversary. Loan interest accrues each day and is payable on the anniversary, on the date of death, surrender, or lapse, or on the date of a loan increase or loan repayment. Loan interest not paid when due will be charged as a new unpaid loan.

7.12 IF THE LOAN INTEREST RATE IS REDUCED, CAN IT SUBSEQUENTLY INCREASE? Yes. If we have set a rate lower than 8% per year, any subsequent increase in the interest rate will be subject to the following conditions:

        (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

        (2) The amount by which the interest rate may be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 8%.

        (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

        (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

        (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.

7.13 HOW ARE LOAN REPAYMENTS CREDITED TO THE POLICY? All or part of an unpaid loan can be repaid before the Insured's death or before the policy is surrendered. Loan repayments are allocated to the Investment Divisions using the same allocation in effect for the payment of premiums, unless you indicate otherwise.

7.14 WHAT HAPPENS IF A LOAN IS NOT REPAID? If a loan is outstanding when the life insurance benefit becomes payable, we will deduct the amount of the unpaid loan plus accrued interest from these proceeds. The cash surrender value reflects a deduction of any outstanding policy loan and accrued interest. In addition, it may happen in a given policy year that, based on the loan interest rate in effect when that year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued interest exceeds the cash value of this policy less surrender charges. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. All insurance will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan plus accrued interest over the cash value less surrender charges is not paid within that 31 days.

                   SECTION EIGHT - PAYMENT OF POLICY PROCEEDS

8.1 HOW WILL THE POLICY PROCEEDS BE PAID? The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

        Any life insurance proceeds paid in on sum will bear interest compounded each year from the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.

8.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While the Insured is living, you can elect or change an option. You can also elect or change one or more beneficiaries who will be the payee or payees under that option.

        After the Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to received any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees.

        A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

8.3 HOW CAN AN OPTION BE CHANGED? If we agree, a payee who elects Option 1A, 1B or 2 may later elect to have any amount we still have, or the present value of any elected payments, place under some other option described in this section.

8.4 WHO CAN BE NAMED PAYEES? Only individuals who are to receive payments on their own behalf may be named as payees or successor payees, unless we agree otherwise. We may require proof of the age of the survival of a payee.

8.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments which remain to be made. If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less that their sum.

8.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

8.7 WHAT ARE THE PROCEEDS AT INTEREST OPTIONS (1A AND 1B)? The policy proceeds may be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

     For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of withdrawal on sums withdrawn.

     For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.

8.8 WHAT IS THE LIFE INCOME OPTION (2)? We make equal payments each month during the lifetime of the payee or payees. We determine the amount of the monthly payment by applying the policy proceeds to purchase a corresponding single premium life annuity policy which is being issued when the first payment is due. Payments are based on the appropriately adjusted annuity premium rate in effect at that time, but will not be less than the corresponding minimum shown in the Option 2 Table. These minimum amounts are based on the 1983 Table "a" with Projection Scale G, and with interest compounded each year at 3%.

     When asked, we will state in writing what the minimum amount of each monthly payment would be under this option. It is based on the sex and adjusted age of the payee or payees.

     To find the adjusted age in the year the first payment is due, we increase or decrease the payee's age at that time, as follows:

1995 &      1996-2005    2006-2015      2016-2025    2026-2035    2036 &
earlier                                                           later
------------------------------------------------------------------------
  +2           +1            0             -1           -2           -3


     We make a payment each month during the lifetime of the payee. Payments do not change, and are guaranteed for 10 years, even if that payee dies sooner.

-------------------------------------------------------------------------------
     OPTION 2 TABLE
-------------------------------------------------------------------------------

                 MINIMUM MONTHLY PAYMENT PER $1,000 OF PROCEEDS
                            Guaranteed for 10 years

Payee's
Adjusted
Age                      MALE                   FEMALE
-------------------------------------------------------------------------------
60                       4.46                    4.03
61                       4.55                    4.11
62                       4.66                    4.19
63                       4.76                    4.27
64                       4.87                    4.37
65                       4.99                    4.46
66                       5.11                    4.57
67                       5.24                    4.67
68                       5.38                    4.79
69                       5.52                    4.91
70                       5.66                    5.04
71                       5.81                    5.18
72                       5.96                    5.32
73                       6.12                    5.47
74                       6.28                    5.63
75                       6.45                    5.79
76                       6.61                    5.96
77                       6.78                    6.14
78                       6.96                    6.32
79                       7.13                    6.51
80                       7.30                    6.70
81                       7.46                    6.89
82                       7.63                    7.07
83                       7.78                    7.26
84                       7.93                    7.44
85 & over                8.07                    7.62

                       SECTION NINE - GENERAL PROVISIONS

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached riders or endorsements, and the attached copy of the application. Also, any application used to apply for increases in the policy face amount will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

9.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the life insurance proceeds based on the initial face amount, after this policy has been in force during the lifetime of the Insured for 2 years form the date of issue.

        It may happen that the face amount of this policy is increased as described in the Policy Changes section. In this case, the 2 year contestable period for each increase will begin on the effective date of such increase. We may contest the payment of that amount only on the basis of those statements made in the application for such increase in face amount.

9.4 DOES THIS POLICY COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane within 2 years of the date of issue, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any unpaid loan and any partial surrender benefits paid.

        It may happen that the face amount of this policy is increased as described in the Policy Changes section. In this case, the 2 year suicide exclusion period for each increase will begin on the effective date of such increase. If the suicide exclusion period applies to such an increase, the only amount payable with respect to that increase will be the total cost of insurance we deducted for the increase.

9.5 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? Policy years, month, and anniversaries are measured from the policy date, unless otherwise stated.

9.6 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? When we refer to a person's age in this policy, we mean his or her age on the birthday which is nearest to the previous anniversary.

9.7 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of the Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the death benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.

9.8 CAN PAYMENT OF A LOAN OR SURRENDER PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account.

9.9 MAY YOU ASSIGN OR TRANSFER THE POLICY? While the Insured is living, you may assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights or ownership which have not been assigned.

9.10 MAY THE ASSIGNEE CHANGE THE OWNER OR BENEFICIARY? An assignee cannot change the owner or beneficiary of the policy, and may not elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

9.11 HOW DO YOU ASSIGN THE POLICY? You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

9.12 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS? Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.13 TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us be check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

9.14 IS THIS POLICY SUBJECT TO ANY LAW? This policy is subject to all laws which apply.

9.15 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.

9.16 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? Each policy year after the first, while this policy is in force and the Insured is living, we will send a written report to you within 30 days after the policy anniversary. It will show, as of that anniversary, the cash value, and the amount of any unpaid loan and accrued interest. This report will also give you any other facts required by state law or regulation.

9.17 CAN YOU EXCHANGE YOUR POLICY? Within 24 months of the issue date of this policy, you may exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

          (a)  that this policy be in effect on the date of exchange;

          (b)  repayment of any unpaid loan and accrued interest;

          (c) an adjustment, if any, for premiums and cash values of this and the new policy.

          The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or
          (b) the date we receive at our Home Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

          The benefits of the new policy will not reflect the investment experience of the Separate Account. The new policy will be on a permanent plan of life insurance which we were offering this purpose on the date of issue of this policy. The new policy will have a face amount equal to the initial face amount of this policy. It will be based on the same issue age, sex and class of risk as this policy. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

9.18 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All cash surrender values and maximum cost of insurance rates referred to in this policy are based on the 1980 CSO Tables of Mortality if the Insured is in a standard class of risk. Separate scales of maximum cost of insurance rates apply to other risk classes. Continuous functions are used, with interest as stated in the Fixed Account section. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and cash surrender values.

BENEFICIARY
--------------------------------------------------------------------------------
BENEFICIARY
SUBJECT TO CHANGE

NEW YORK LIFE INSURANCE COMPANY (NYLIC)
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION (NYLIAC-A DELAWARE CORP.)

ENDORSEMENT
------------------------------------------------------------------------------
MODIFICATION OF SPOUSES' PAID-UP INSURANCE PURCHASE OPTION (SPPO) RIDER

This endorsement is made a part of the policy to which it is attached.

It may happen that the Owner of this policy is a beneficiary for life insurance proceeds under this policy, and is not the Insured's spouse. In this case, even if the SPPO Rider attached to this policy states otherwise, the Owner-beneficiary has the right to purchase paid-up life insurance on the life of the spouse. This purchase must be made within the 90 days after the Insured's death, in accordance with the provisions of the rider. The application for this insurance, signed by the Insured's spouse, must be received by the Company while the spouse is living. If it is not so received, and even if the SPPO
Rider states otherwise, no paid-up life insurance will be payable under this endorsement or the rider, even if the Insured's spouse dies within the 90 days after the Insured's death.

It may happen that a Trust is the Owner and is a beneficiary for life insurance proceeds under this policy, and is authorized by the terms of the Trust instrument to purchase insurance on the life of the Insured's spouse. In this case, even if the SPPO Rider states otherwise, the Trust may purchase the paid-up life insurance. This purchase must be made in accordance with the provisions of the rider and as described in this endorsement. The Company has the right to obtain a copy of the Trust instrument.

Unless stated otherwise in this policy or in the policy for the paid-up insurance described in this endorsement, the beneficiary for that insurance will be the Owner, if living; otherwise, the estate of the Owner.


    NEW YORK LIFE INSURANCE AND
            ANNUITY CORPORATION

By /s/ SY STARBIN
  -----------------------------
                      President

   /s/ GEORGE J. TRAPP
  -----------------------------
                      Secretary

NEW YORK LIFE INSURANCE COMPANY

By /s/ SY STARBIN
  -----------------------------
                      President

   /s/ GEORGE J. TRAPP
  -----------------------------
                      Secretary

RIDER
--------------------------------------------------------------------------------
SPOUSE'S PAID-UP INSURANCE PURCHASE OPTION (SPPO)

DEFINITIONS Any reference to an Insured under this rider includes both the Insured under the basic policy and any Other Covered Insured under any Term Insurance on Other Covered Insured rider attached to this policy.

BENEFIT If this rider is in effect at an Insured's death, the person who at that time is that Insured's spouse, has the right to purchase, without proof of insurability, a level amount of new paid-up life insurance on his or her own life, in accordance with the provisions of this rider. That Insured's spouse must be a beneficiary to whom all or part of the life insurance proceeds resulting from that Insured's death under this policy or its riders will be payable in one sum.

HOW MUCH INSURANCE MAY BE PURCHASED The largest amount of paid-up life insurance which may be purchased is the amount of the insurance proceeds, applicable to that Insured, which is payable in one sum, to that Insured's spouse who is the beneficiary. The amount of insurance refers to amounts provided by the basic plan of insurance and/or by any Term Insurance on Other Covered Insured rider attached to the policy, plus any insurance (excluding accidental death benefits) from riders or dividends and which is payable in one sum (prior to deducting any unpaid loan). However, the amount of paid-up insurance which may be purchased will be reduced by any increase in the life insurance benefit resulting from any unscheduled premiums paid under the basic policy during the 24 month period prior to the date of the Insured's death.

In addition, the actual amount which can be purchased on any one person must meet our minimum amount requirements.

The maximum amount of insurance which can be purchased on any one person can never be greater than the lesser of: (a) the amount which can be purchased by the life insurance proceeds (prior to deducting any unpaid loan) which the Insured's spouse is entitled to receive in one sum because of that Insured's death, or (b) 5 million dollars.

PREMIUM FOR NEW INSURANCE The single premium rate for the new paid-up life insurance is based on the spouse's age and sex on the date the new insurance takes effect. This rate will not be more than 105% of the net single premium for paid-up life insurance, defined in the Values provision of this rider.

PURCHASE OF NEW INSURANCE The Insured's spouse can apply to purchase the new paid-up life insurance before we have paid life insurance proceeds under the policy to him or her. However, he or she must apply within the 90 days after the Insured's death.

The new paid-up life insurance will be available in a policy issued by New York Life Insurance Company or by one of its affiliated companies. It will have the same provisions as are in the series of policies being issued by the new insuring company on its policy date.

The paid-up life insurance will take effect on the date when all three of the following events have taken place:

        1. The spouse's signed application is received by us while he or she is living.

        2.  We determine the life insurance proceeds payable to the spouse.

        3. The entire single premium for the paid-up life insurance purchased under this rider has been received by us.

We will reduce the life insurance proceeds in Item 2 to pay the single premium for the paid-up life insurance. If these proceeds are not sufficient to pay that entire single premium, then the balance of that premium must paid to us before any such insurance will take effect.

It may happen that an Insured's spouse, who has the right to apply for paid-up life insurance under this rider, dies at the same time as that Insured, or within 90 days after that date and before that paid-up insurance takes effect. In these cases, provided the Insured's spouse's death did not result from suicide, while sane or insane, we will pay the maximum amount of

                                     (over)
paid-up life insurance that the spouse could have applied for under this rider, less the applicable single premium for that insurance.

The beneficiary for any paid-up life insurance payable under a policy issued in connection with this rider will be the estate of that Insured's spouse, unless stated otherwise in the policy for that insurance.

AVAILABILITY OF RIDERS Riders may not be included with the new paid-up life insurance.

SUICIDE EXCLUSION Suicide of the Insured's spouse, while sane or insane, within two years after the date of the Insured's death, is not covered by this rider. In the event of the spouse's suicide within that two year period, any single premium paid for any new paid-up life insurance will be refunded.

VALUES The new paid-up life insurance has cash value and loan value, and is eligible for dividends. However, it is not expected that any dividends will be payable on this insurance.

The net single premiums and the cash values for the paid-up insurance are based on the 1980 CSO Tables of Mortality. Continuous functions are used. Interest is compounded each year at 4%.

CONTRACT The rider is made a part of the policy to which it is attached at issue of the policy. If added to a policy which is already in force, this rider is made a part of that policy, based on the application for the rider.

INCONTESTABILITY OF RIDER We will not contest this rider if it is attached at issue of the policy.

If this rider is added to a policy which is already in force, we will not contest the rider after it has been in force during the lifetime of the Insured for 2 years from the date of issue of the rider.

DATES This rider and the basic policy have the same date of issue, unless the rider is added to a policy which is already in force. In this case, the date of issue of this rider is shown in an add-on rider which we put in the basic policy.

WHEN RIDER ENDS You can cancel this rider as of any date. To do this, a signed notice must be sent to us within 31 days of that date. This rider ends if the basic policy ends, is surrendered, or is exchanged for a new policy.

NEW YORK LIFE INSURANCE AND
        ANNUITY CORPORATION

By /s/ SY STARBIN
  -------------------------
                  President

   /s/ GEORGE J. TRAPP
  -------------------------
                  Secretary

RIDER
--------------------------------------------------------------------------------
ACCELERATED BENEFITS (AB)

RECEIPT OF ACCELERATED BENEFITS MAY BE TAXABLE OR MAY AFFECT YOUR ELIGIBILITY FOR BENEFITS UNDER STATE OR FEDERAL LAW. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR. DEATH BENEFITS, AND ANY CASH OR LOAN VALUES, WILL BE REDUCED IF AN ACCELERATED BENEFIT IS PAID.

BENEFIT This is a life insurance rider which pays accelerated death benefits as described below. Provided the policy is in force on the date we receive an election under this rider, we will make a payment of these death benefits in a single sum to you as the Owner, when we have proof that the insured under the basic policy has a life expectancy of 12 months or less.

The amount payable under this rider will equal: the Percentage Elected multiplied by the Eligible Proceeds; multiplied by the Discount Factor minus an Administrative Fee of up to $150: minus the elected percentage of any unpaid policy loan.

ELIGIBLE PROCEEDS The total amount of Eligible Proceeds under this rider shall be determined as of the date we receive your application for benefits under this rider and shall equal:

(a)  the life insurance benefit; plus

(b) any paid-up insurance additions or other benefits provided under the basic policy; plus

(c) the amount payable under any rider providing a level amount of insurance on the Insured.

However, any level term insurance rider shall not be considered part of the Eligible Proceeds under this rider, if its expiration date is within one year of the date we receive your application. Instead, such rider will continue to its expiry date.

PERCENTAGE ELECTED You can elect to receive the minimum accelerated death benefit of 25% of the Eligible Proceeds. You may also elect to receive an accelerated death benefit based of 50%, 75% or 100% of the Eligible Proceeds. However, in no event can this benefit be less than $25,000, or exceed $250,000 under all of our policies in force of the Insured. You may elect to receive an accelerated death benefit based on another percentage, or based on Eligible Proceeds in excess of $250,000, only if we agree.

DISCOUNT FACTOR. The Discount Factor shall be an adjustment which reduces the Eligible Proceeds. This adjustment will be based on our assumptions of the life expectancy of the Insured. We also will determine, based on these assumptions, the appropriate adjustments for interest on any cash value, or for any monthly costs of insurance or scheduled premiums.

The discount rate used in determining the Discount Factor will be based on the greater of: (a) the current yield on 90-day Treasury bills; or (b) our current maximum adjustable policy loan interest rate, as permitted by law. However, such discount rate will not exceed 10% on an annual basis.

These adjustments are based upon procedures and standards on file with, or required by, the Insurance Department of the state in which this rider is delivered.

APPLICATION FOR BENEFITS You must provided us with a written application for benefits under this rider specifying the Percentage Elected along with the policy. You must also provide evidence of the Insured's reduced life expectancy. Such evidence is a certification from a licensed physician that the Insured's reduced life expectancy is 12 months or less. In addition, we reserve the right to have the Insured examined by a physician of our choice, at our expense.

If the opinions of the Insured's physician and our physician differ, the Insured shall be examined by a third physician, acceptable to the Insured and to us, at our expense. This third opinion shall be binding on us.

If the policy is subject to an irrevocable beneficiary designation or an assignment, you must provide us with a written consent by any such beneficiary or assignee to any payment under this rider.

Your application for benefits under this rider must be received by us more than one year prior to the expiration date of the policy.

CONTINUATION OF POLICY COVERAGE The face amount of any insurance which stays in force after a payment under the terms of this rider must meet our minimum amount limits for the plan of insurance under the policy or $25,000, whichever is greater.

                                     (over)

ACCELERATED
BENEFITS
(AB)
(CONTINUED)

Upon our making payment under the terms of this rider, the basic policy's face amount and any other death benefits, the basic policy premiums, monthly costs of insurance, and any cash values, paid-up insurance additions or unpaid policy loan will be reduced based on the Percentage Elected. The amount of any insurance under a rider which is part of the Eligible Proceeds shall also be reduced based on the Percentage Elected.

All policy and rider benefits, premiums, monthly costs of insurance and any cash values, shall also be adjusted, based on our rules in effect at that time for determining applicable benefits, premiums, monthly costs of insurance and values. All such adjustments will be made effective as of the date your application for benefits under this rider is received by us.

Any insurance remaining after the acceleration of death benefits shall be paid, to the beneficiary, upon the death of the Insured, in accordance with our rules.

CONTINUATION OF RIDERS All riders attached to the policy, except an Accidental Death Benefit rider, a Waiver of Premium Benefit or Monthly Deduction Waiver rider, any rider providing a level amount of insurance, or a decreasing term insurance rider, shall end when we make a partial payment under the terms of this rider, unless we agree otherwise. In the case of a partial payment, any Waiver of Premium Benefit or Monthly Deduction Waiver rider, any rider providing a level amount of insurance, and the full amount of any Accidental Death Benefit rider shall continue in accordance with its terms. In addition, if the policy contains a decreasing term rider, such rider can not be accelerated. Instead, it shall be continued to its expiry date.

COVERAGE ON ANOTHER INSURED Any rider providing a level amount of insurance on the life of another Insured not covered under the basic policy can be accelerated. However, we must have proof that the other Insured has a life expectancy of 12 months or less. Such rider must be accelerated 100%, unless we agree to a lower percentage.

STATEMENT TO OWNER If a partial acceleration of death benefits has been elected, you will receive a statement specifying the impact on the policy values.

RESTORATION OF DEATH BENEFIT If we have proof that the Insured died within 60 days after the payment of an Accelerated Benefit under this rider, we will refund to the beneficiary, the Administrative Fee and the amount of the Discount Factor adjustment that we deducted when benefits were accelerated.

VALUES This rider does not have any cash or loan value. It is not eligible for dividends.

CONTRACT This rider is made a part of the policy to which it is attached at issue of the policy. If added to a policy which is already in force, this rider is made a part of the policy, based on the application for this rider.

DATES This rider and the policy to which it is attached have the same date of issue, unless the rider is added to a policy which is already in force. In this case, the date of issue of this rider is shown in an add-on rider. The add-on rider will be put in the policy.

PROTECTION AGAINST CREDITORS AND GOVERNMENT AGENCIES Payments we make under this rider are, to the extent applicable law permits, exempt from the claims, attachments or levies of creditor or government agencies. If you are required by a government agency to use this option in order to apply for, obtain, or keep a government benefit or entitlement, you are not eligible for this benefit.

WHEN RIDER ENDS Unless we agree otherwise this rider ends when we receive an application for benefits under this rider. This rider also ends if the policy is surrendered or if it lapses, even if it is continued as extended term or reduced paid-up insurance. You may cancel this rider on any date by sending us a signed written request which will be effective when we receive it.

                                                  NEW YORK LIFE INSURANCE AND
                                                           ANNUITY CORPORATION

                                     BY          /s/ [ILLEGIBLE]
                                                 -------------------
                                                           PRESIDENT

                                                /s/ GEORGE GRACE
                                                --------------------
                                                           SECRETARY